SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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_______________________AAON, INC.________________________
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_________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AAON, INC.

Notice of
Annual Meeting
May 16, 2017
and
Proxy Statement

AAON, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
May 16, 2017

Notice is hereby given that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of AAON, Inc., a Nevada corporation (the “Company”), will be held on Tuesday, May 16, 2017 at 10:00 A.M. (Local Time), at 2440 South Yukon, Tulsa, Oklahoma, for the following purposes, as more fully described in the accompanying proxy statement (“Proxy Statement”):

1.	To elect two Class II Directors for terms ending in 2020;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2017;

3.	To approve (on a non-binding, advisory basis) the compensation of our named executive officers;

4.	To approve (on a non-binding, advisory basis) whether an advisory vote on named executive officer compensation should occur once every one, two or three years; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2017.

We have elected to take advantage of the Securities and Exchange Commission’s rules that allow us to furnish our proxy materials to our stockholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will reduce the environmental impact of our annual meeting materials and help lower our costs. A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is being mailed concurrently to our stockholders. The Notice contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

It is important that your shares be represented and voted at the meeting. You may vote your shares in person at the meeting, by internet, by telephone or by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials.

Our Proxy Statement and Annual Report on Form 10-K, are available at www.proxyvote.com

By Order of the Board of Directors

Tulsa, Oklahoma	Luke A. Bomer
April 4, 2017	Secretary

AAON, INC.
2425 South Yukon
Tulsa, Oklahoma 74107

PROXY STATEMENT

This statement is furnished in connection with the solicitation by the Board of Directors of AAON, Inc., for proxies to be used at our Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 16, 2017, at the time and place set forth in the Notice of Annual Meeting accompanying this Proxy Statement. Unless the context otherwise requires, references herein to “AAON”, “we”, “us”, “our” or “ours” refers to AAON, Inc., a Nevada corporation.

Pursuant to provisions of our Bylaws and action of our Board of Directors, the close of business on March 20, 2017, has been established as the time and record date for determining the stockholders entitled to notice of and to vote at this Annual Meeting. The stock transfer books will not be closed.

Stockholders of record on the record date are entitled to cast their votes at the Annual Meeting in person or by internet, telephone or properly executed proxy. The presence, by any of these means, of thirty-three and one-third percent (33-1/3%) of the Common Stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied. If a quorum is not present at the time the Annual Meeting is convened, we may adjourn or postpone the meeting.

Determination of whether a proposal specified in the Notice of 2017 Annual Meeting of Stockholders has been approved will be determined, assuming a quorum is present either in person or by proxy, as follows:

•
Proposal No. 1. A nominee for director will be elected if a majority of the stockholders voting on the nominee’s election vote in favor such nominee’s election. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on the director nominees.

•
Proposal No. 2. The proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2017 will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote on the proposal. An abstention will have the effect of a vote against this proposal. Brokers have discretionary authority and may vote on the proposal without having instructions from the beneficial owners or persons entitled to vote thereon.

•
Proposal No. 3. The proposal to approve, on an advisory basis, the compensation of our named executive officers will require the affirmative vote of a majority of the voting shares that are present at the Annual Meeting in person or by proxy and entitled to vote on this proposal. An abstention will have the effect of a vote against this proposal. A broker non-vote will have no effect on the outcome of the vote on this proposal.

•
Proposal No. 4. Relating to the frequency of future advisory votes on the compensation of our named executive officers, allows you to vote to recommend that such future votes be held every year, every two years, or every three years, or you may vote to abstain. This proposal will be determined by a plurality of votes cast, meaning that the option receiving the highest number of votes will be approved. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

While the advisory votes on Proposal Nos. 3 and 4 are non-binding (as provided by law), the Board of Directors welcomes our stockholders' view on these subjects and will take the vote results into account in making its determinations.

You may vote in several different ways:

In person at the Annual Meeting

You may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

By telephone

You may vote by calling the toll-free telephone number indicated on the voting instructions you will receive. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

By Internet

You may vote by going to the Internet web site indicated on the voting instructions you will receive. Confirmation that your voting instructions have been properly recorded will be provided.

By mail

You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A postage-paid envelope will be provided along with the proxy card.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Central time on May 15, 2017. A mailed proxy card must be received by May 15, 2017, in order to be voted at the Annual Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Proxies received in advance of the meeting may be revoked at any time prior to the voting thereof, either by giving notice to the Secretary of AAON or by personal attendance at the meeting.

We have adopted a procedure approved by the SEC called “householding” pursuant to which stockholders of record who have the same address and last name and who request a written copy of our Annual Report and Proxy Statement will receive only one copy of such materials unless one or more of these stockholders notify us that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons for expenses incurred in forwarding the proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Stockholders electing to vote over the Internet should understand that there may be costs associated with electronic access (such as charges from their Internet access provider) and that these costs must be borne by the stockholder.

Stockholders currently receiving multiple copies of our Annual Report and Proxy Statement at their household can request householding by contacting our transfer agent at 1-801-277-1400 or writing to Progressive Transfer Company, 1981 East Murray-Holladay Road, Suite 200, Salt Lake City, Utah 84117. Stockholders now participating in householding who wish to receive a separate document in the future may do so in the same manner. Those owning shares through a bank, broker or other nominee may request householding by contacting the nominee.

This Proxy Statement, the Notice of Annual Meeting and accompanying proxy card, as well as our 2016 Annual Report (which includes our Annual Report on Form 10-K for the year ended December 31, 2016), can also be found at our website (www.aaon.com). Copies of exhibits omitted from the enclosed Annual Report on Form 10-K are available without charge upon written request to Kathy I. Sheffield, 2425 S. Yukon, Tulsa, Oklahoma 74107, or may also be obtained at the Securities and Exchange Commission’s website at www.sec.gov.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 20, 2017 (the record date), we had issued a total of 52,629,862 shares of $.004 par value Common Stock, our only class of stock outstanding. Each share is entitled to one vote on all matters submitted to a vote by stockholders.

The following table sets forth as of March 20, 2017, the aggregate number of our shares of Common Stock owned by each person known by us to be the beneficial owner of more than 5% of our Common Stock:

Name and address of beneficial owner	Number of shares owned		Percent of Class
Norman H. Asbjornson	9,775,582	(1)	18.57%
2425 South Yukon
Tulsa, OK 74107

Blackrock, Inc.	4,398,712	(2)	8.36%
55 East 52nd Street
New York, NY 10055

Neuberger Berman Group LLC & Neuberger Berman Investment Advisers LLC	3,541,105	(3)	6.73%
1290 Avenue of the Americas
New York, NY 10104

The Vanguard Group	3,381,462	(4)	6.42%
100 Vanguard Blvd.
Malvern, PA 19355

(1) Includes 6,524 shares under AAON's 401(k) plan, 22,326 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting, 14,905 shares of restricted stock that will vest within 60 days of the annual meeting, 154,000 shares owned by his foundation and 552,416 shares held as trustee of trusts for the benefit of his grandchildren. Mr. Asbjornson has sole voting and investment powers with respect to all shares beneficially owned by him.

(2) This share ownership information was provided in a Schedule 13G/A filed January 18, 2017, which discloses that BlackRock, Inc. possesses the sole voting power of 4,305,177 shares and sole dispositive power of all of the reported shares.

(3) This share ownership information was provided in a Schedule 13G/A filed on February 14, 2017, which discloses that Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC possess shared voting power and shared dispositive power of 3,541,105 shares, respectively.

(4) This share ownership information was provided in a Schedule 13G/A filed on February 9, 2017, which discloses that The Vanguard Group possesses sole voting power of 80,176 shares, shared voting power of 7,252 shares, sole dispositive power of 3,296,184 shares and shared dispositive power of 85,278 shares.

The following table sets forth as of March 20, 2017, the aggregate number of shares of our Common Stock owned of record or beneficially by each current director, nominee for director, each person named in the Summary Compensation Table (herein, “Named Executive Officers”) and all directors, nominees for director and Named Executive Officers as a group:

Name and address of beneficial owner	Number of shares owned	(1)	Percent of Class
Norman H. Asbjornson	9,775,582	(2)	18.57%
Jack E. Short	55,774	(3)	*
Paul K. Lackey, Jr.	64,799	(3)	*
A. H. McElroy II	64,799	(3)	*
Jerry R. Levine	241,024	(4)	*
Gary D. Fields	5,532	(9)	*
Angela E. Kouplen	1,687	(10)	*
Stephen O. LeClair	—		*
Scott M. Asbjornson	1,393,998	(5)	2.65%
Kathy I. Sheffield	58,152	(6)	*
Sam J. Neale	15,205	(7)	*
Robert G. Fergus	35,381	(8)	*
Directors, nominees and Named Executive Officers as a group (12 persons)	11,711,933	(11)	22.25%

(1) All shares are held beneficially and of record and the owner has sole voting and investment power with respect thereto, except as otherwise noted.
(2) Includes 6,524 shares under AAON's 401(k) plan, 22,326 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting, 14,905 shares of restricted stock that will vest within 60 days of the annual meeting, 154,000 shares owned by his foundation and 552,416 shares held as trustee of trusts for the benefit of his grandchildren.
(3) Includes 5,062 shares of restricted stock that will vest within 60 days of the annual meeting.
(4) Includes 5,062 shares held by Mr. Levine’s IRA account, 2,527 shares held jointly by Mr. Levine and his wife, 19,625 shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the annual meeting and 5,062 shares of restricted stock which will vest within 60 days of the annual meeting.
(5) Includes 129 shares under AAON's 401(k) plan, 7,758 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting, 1,857 shares of restricted stock that will vest within 60 days of the annual meeting and 540,000 shares held as custodian for the benefit of his children.
(6) Includes 27 shares under AAON's 401(k) plan, 44,508 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting and 1,860 shares of restricted stock that will vest within 60 days of the annual meeting.
(7) Includes 2,198 shares under AAON's 401(k) plan, 4,500 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting and 1,431 shares of restricted stock that will vest within 60 days of the annual meeting.
(8) Includes 8,170 shares under AAON's 401(k) plan, 15,656 shares issuable upon exercise of stock options exercisable currently or within 60 days of the annual meeting and 1,560 shares of restricted stock that will vest within 60 days of the annual meeting.
(9) Includes 470 shares under AAON's 401(k) plan and 3,375 shares of restricted stock that will vest within 60 days of the annual meeting.
(10) Includes 1,687 shares of restricted stock that will vest within 60 days of the annual meeting.
(11) Includes 114,373 shares issuable upon the exercise of stock options that are exercisable currently or within 60 days of the annual meeting and 46,923 shares of restricted stock that will vest within 60 days of the annual meeting by all directors and Named Executive Officers.
* Less than 1%.

DIRECTORS AND EXECUTIVE OFFICERS

General

Our Board of Directors is comprised of seven members. Our Bylaws (the "Bylaws") divide the Board of Directors into three classes having staggered terms of three years each, with Classes II, III and I having terms expiring at the Annual Meeting of Stockholders in 2017, 2018 and 2019, respectively. The Bylaws provide that a stockholder may nominate a director for election at an annual meeting if written notice is given to us not less than 60 and not more than 90 days in advance of the anniversary date of the immediately preceding annual meeting.

On the recommendation of our Governance Committee, the Board of Directors has nominated Jack E. Short, a current member of the Class II Directors, whose term expires at the 2017 Annual Meeting, for re-election to the Board. Also on the recommendation of our Governance Committee, the Board of Directors nominated Stephen O. LeClair for election to the Board as a Class II Director, to replace Jerry R. Levine, who will complete his current term at the 2017 Annual Meeting. The persons named in the proxy will vote for the election of each of Mr. Short and Mr. LeClair. Each of the above named nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board of Directors. However, the Board has no reason to believe that any nominee will be unavailable.

Nominees:

Class II - Terms Expire in 2017

Name	Age	Current Position	Director Since
Jack E. Short	76	Director	2004
Stephen O. LeClair	48	Nominee	-

Directors Continuing in Office:

Class III - Terms Expire in 2018

Name	Age	Current Position	Director Since
Norman H. Asbjornson	81	Director and Chief Executive Officer	1989
Gary D. Fields	57	Director and President	2015
Angela E. Kouplen	43	Director	2016

Class I - Terms Expire in 2019

Name	Age	Current Position	Director Since
Paul K. Lackey, Jr.	73	Director	2007
A.H. McElroy II	54	Director	2007

After the Annual Meeting, assuming the stockholders elect the two nominees of the Board of Directors as set forth above, the Board of Directors of the Company will be:

Name	Age	Position
Norman H. Asbjornson	81	Director and Chief Executive Officer
Gary D. Fields	57	Director and President
Angela E. Kouplen	43	Director
Paul K. Lackey, Jr.	73	Director
Steve LeClair	48	Director
A.H. McElroy II	54	Director
Jack E. Short	76	Director

Biographical Information

Set forth below is a description of the background of each of our continuing directors, nominees for director (* indicates nominees for director) and executive officers. The term of office of each officer ends on the date of the Annual Meeting, subject to extension upon re-election.

Directors

Norman H. Asbjornson has served as Chief Executive Officer and a director of AAON since 1989, and currently serves in the class of directors whose terms will expire at the 2018 Annual Meeting of stockholders. Mr. Asbjornson also served as President of AAON from its inception until November 2016, when the Board of Directors appointed Mr. Gary D. Fields as President. Mr. Asbjornson also serves as the President of AAON, Inc., an Oklahoma corporation ("AAON-Oklahoma") and as the Chairman of the Board of AAON Coil Products, Inc., both our wholly-owned subsidiaries.

Mr. Asbjornson is one of the founders of the Company, and his intimate knowledge of the HVAC industry, both from a technical and a business perspective, brings to the Board a unique insight into the Company’s operations in particular, as well as the environment in which the Company operates.

*Jack E. Short has served as a director of AAON since 2004, and currently serves in the class of directors whose terms will expire at the 2017 Annual Meeting of stockholders. He is Chairman of our Audit Committee and a member of our Governance Committee. Mr. Short was employed by PricewaterhouseCoopers (formerly Coopers & Lybrand) for 29 years and retired as the managing partner of the Oklahoma practice (Tulsa and Oklahoma City) of the firm in June 2001. Mr. Short currently serves on the board of directors of T.D. Williamson, Inc., a worldwide manufacturing and oilfield services company and previously served on the board of directors of a public company which is engaged in the non-toxic waste collection business.

Mr. Short’s extensive background in public accounting provides the Board with an individual well-versed in accounting and financial matters, and his experience serving on the boards of other (publicly and privately held) companies offers additional insight to the Board in both financial and risk assessment matters.

Paul K. (“Ken”) Lackey, Jr., was elected as a director of AAON in 2007, and currently serves in the class of directors whose terms will expire at the 2019 annual meeting of stockholders. He is Chairman of our Governance Committee and a member of our Audit Committee. Between April 2002 and October 2005 Mr. Lackey served as CEO and President of The NORDAM Group, a privately held company in Tulsa, Oklahoma involved in the aerospace industry. Between October 2005 and December 2008 Mr. Lackey served as the Chairman and CEO of The NORDAM Group. Between January 2009 and December 2011 Mr. Lackey served as the Executive Chairman of the Board of The NORDAM Group. Since January 2012 Mr. Lackey has served as the Chairman of the Board of The NORDAM Group. From 2001 to 2016, Mr. Lackey served on the board of directors of Matrix Service Company, a public company involved in the construction and energy services industry, and currently serves on the board of directors as Vice Chairman of St. John Health System, a healthcare system in northeastern Oklahoma and southern Kansas.

Mr. Lackey’s experience in serving as the CEO of a manufacturing company provides not only additional knowledge and insight in production and manufacturing processes in general, but also brings to the Board an individual who can provide guidance on management and operational systems in a manufacturing environment such as ours. Mr. Lackey’s prior extensive service on the board of another public company also provides him with the ability to compare and assess the differences in board operations and functions, which allows him to provide guidance on strengthening the practices of our Board.

*Stephen O. (“Steve”) LeClair has been nominated for election to the Board at the 2017 Annual Meeting. Mr. LeClair has 25 years of experience in various executive, manufacturing, finance, sales and operational positions. Mr. LeClair currently serves as President of HD Supply Waterworks (a position he has held since 2012), and in such role is responsible for leading the nation’s largest distributor of water, sewer, storm and fire protection products. Prior to his current role, he served as Chief Operating Officer of HD Supply Waterworks from 2008 to 2011, and President of HD Supply Lumber and Building Materials from April 2007 until its divestiture to ProBuild Holdings in 2008. Mr. LeClair joined HD Supply in 2005 as Senior Director of Operations. Prior to joining HD Supply, Mr. LeClair was a Senior Vice President at General Electric (GE) Capital Equipment Services from 2002 to 2006, and from 1992 to 2002 held various roles at GE Appliances and Power Generation in distribution, manufacturing and sales. Mr. LeClair is a graduate of GE Power Generation’s Manufacturing Management Program. He is a member of the Saint Louis University’s International Business School Advisory Board. Mr. LeClair holds a bachelor’s degree in Mechanical Engineering from Union College and an M.B.A. degree from the University of Louisville.

Mr. LeClair’s extensive experience in operations, distribution, manufacturing and sales at two large public companies will bring to the Board strategic and operational expertise that will provide valuable insight to the Board across several phases of AAON’s business. Mr. LeClair’s public company experience will also allow him to compare and assess the differences in our operations and functions against other publicly traded companies, which will enable him to provide input and guidance on strengthening the practices of AAON.

A.H. (“Chip”) McElroy II was elected as a director of AAON in 2007, and currently serves in the class of directors whose terms will expire at the 2019 annual meeting of stockholders. He is Chairman of our Compensation Committee and serves as a member of our Governance Committee. Since 1997 Mr. McElroy has served as President and CEO of McElroy Manufacturing, Inc., a privately held manufacturing concern based in Tulsa, Oklahoma. Since 2002, Mr. McElroy has also served as Chairman of Southern Specialties Co., a privately held specialty sheet metal manufacturer. Since 2016, Mr. McElroy has served on the board of directors of Pryer Aerospace, a privately held Tulsa, Oklahoma based aerospace structural component and sheet metal manufacturer, and also since 2016 has served on the Advisory Board of HydroHoist Marine Group, a privately held Claremore, Oklahoma based boat lift manufacturer.

Mr. McElroy’s extensive experience in managing a privately held manufacturing company brings to the Board substantial knowledge of operational and budgetary efficiencies, as well as technology-related applications which benefit the Company's general manufacturing processes.

Gary D. Fields has served as President of AAON since November 2016, was elected as a director of AAON in 2015, and currently serves in the class of directors whose terms will expire at the 2018 annual meeting. Mr. Fields has been involved in the HVAC industry for more than 35 years. From 1983 to 2012, Mr. Fields was an HVAC equipment sales representative at (and, from 2002 to 2012, a member of the ownership group of) Texas AirSystems, the largest independent HVAC equipment and solutions provider in the state of Texas, with locations in Dallas, Fort Worth, Houston, Austin and San Antonio. Mr. Fields has been significantly involved with the Fort Worth, Texas Chapter of ASHRAE (the American Society of Heating, Refrigerating and Air-Conditioning Engineers), having served as Chairman of various ASHRAE committees and ultimately serving as President. Mr. Fields is currently an owner and President of GKR Partners LTD, an HVAC business development consulting firm, which has provided business development advice and consultation to the Company and its sales representatives since 2013.

Mr. Field’s extensive experience in the HVAC industry provides the Board with valuable insight and knowledge on HVAC markets, including market trends. Mr. Field's lengthy experience at a large independent HVAC equipment provider also allows him to provide the Board guidance on the Company's sales and marketing activities.

Angela E. Kouplen was elected as a director of AAON in 2016, and currently serves in the class of directors whose terms will expire at the 2018 annual meeting. She serves as a member of our Audit Committee and our Compensation Committee. Ms. Kouplen has over 20 years of experience at multiple energy companies, with an emphasis on information technology (“IT”), contract management, sourcing/vendor relations, human resource management, strategy and governance. From 1997 through 2007, Ms. Kouplen worked at CITGO Petroleum, a petroleum refining, marketing and transportation company, in various IT related positions, including Manager - E-Business Strategy and Alliance, as well as Manager - Third Party Applications and Applications Development. From 2007 through 2010, Ms. Kouplen served Williams Companies, a Tulsa based publicly traded energy company, in the position of Manager - Sourcing Management Office. From 2010 through 2011, Ms. Kouplen served Williams Companies as Manager - IT Strategy and Governance.

In 2012, Ms. Kouplen transitioned from Williams Companies to WPX Energy, a Tulsa based stand-alone publicly traded energy company previously part of the Williams Companies. Following the move to WPX Energy, from 2012 through 2014, Ms. Kouplen served as Director - Talent Acquisition and Leadership, as Vice President - Information Technology from 2015-2016 and as Vice President of Administration and Chief Information Officer since May 2016 to present.

Ms. Kouplen’s extensive experience in IT related positions provides the Board with valuable insight and enhanced knowledge on IT matters, which are increasingly vital to the Company’s operations and success. Additionally, Ms. Kouplen brings to the board experience in sourcing/vendor relations and human resources; two areas which the Board views as vital to the future growth and profitability of the Company. Ms. Kouplen's diverse and lengthy experience in senior management and executive level positions at large publicly traded companies allows her to provide the Board guidance on the Company’s IT practices, human resources programs and sourcing/vendor relations activities, while also giving her the ability to compare such practices against those of other publicly traded companies, all of which will strengthen the effectiveness and broaden the skill set of our Board.

Executive Officers

In addition to Norman H. Asbjornson and Gary D. Fields (who are both directors and executive officers of the Company, and whose biographical information may be found in the section above entitled “Directors”), the executive officers of the Company are:

Name	Age	Current Position

Scott M. Asbjornson	48	Vice President, Finance and Chief Financial Officer
Kathy I. Sheffield	64	Senior Vice President, Administration and Treasurer
Sam J. Neale	40	Vice President
Robert G. Fergus	76	Vice President, Manufacturing

Scott M. Asbjornson, age 48, Vice President, Finance and CFO, joined the Company in 1990 and is the son of the Company’s CEO, Norman H. Asbjornson. Mr. Scott Asbjornson has held various positions with the Company and AAON Coil Products, Inc., including Vice President (2007-2010) and President (2010-2012) of AAON Coil Products, Inc. He also serves as Vice President, Finance and CFO of AAON-Oklahoma. Scott also has a Masters in Business Administration from the University of Tulsa.

Kathy I. Sheffield, age 64, Senior Vice President, Administration and Treasurer, became Treasurer of AAON in 1999, Vice President in 2002 and Senior Vice President, Administration and Treasurer in 2012. Ms. Sheffield was our Accounting Supervisor from 1989 to 1992, when she became Accounting Manager. She also serves as Senior Vice President, Administration and Treasurer of AAON-Oklahoma and as Treasurer of AAON Coil Products, Inc.

Sam J. Neale, age 40, Vice President, has served as President of AAON Coil Products Inc., a subsidiary of the Company, since 2012. He previously served as the Marketing Manager for the Company from 2005 until 2012. He is a professionally licensed mechanical engineer with a Masters of Business Administration degree and a Masters degree in Management.

Robert G. Fergus, age 76, Vice President, Manufacturing, has served as Vice President of AAON since 1989. Mr. Fergus also serves as Vice President, Manufacturing, of AAON-Oklahoma.

BOARD, COMMITTEE MATTERS AND CORPORATE GOVERNANCE

Leadership Structure of the Board

The business of AAON is managed under the direction of our Board of Directors (“Board”). In accordance with our Bylaws, we do not have a “Chairman of the Board”; rather, the Chief Executive Officer presides as “Chairman” at all meetings of the Board and stockholders.

The Board has determined that our current Board structure, having the Chief Executive Officer also serve as the presiding officer at all Board and stockholder meetings, is currently the most appropriate leadership structure for the Company and its stockholders. This fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the remaining directors and continuity of leadership. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that the Chief Executive Officer is the director best qualified to act in the capacity as “Chairman” of the Board and to lead Board discussions regarding the performance of the Company. We do not require the person filling the function of “Chairman of the Board” to be an independent director.
The Board’s Role in Risk Oversight
The Board has ultimate responsibility for oversight of our risk management processes. The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Company. These reports and Board discussions include, among other things, operational, financial, legal, regulatory and strategic risks. Additionally, our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our size, operations and business objectives. The full Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Audit Committee reviews risks related to financial reporting; discusses material violations, if any, of Company ethics and compliance policies brought to its attention; considers the Company’s annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year; and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Compensation Committee reviews compensation and human resource risks. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board or applicable committee also has authority to engage external advisors as necessary.

The Board met five times during 2016, and each director participated in 75% or more of the total number of meetings of the Board.

Actions taken by the Board outside of Board meetings were consented to in writing by a memorandum of action in lieu of a meeting, to which all incumbent directors subscribed. Directors meet their responsibilities not only by attending Board and committee meetings but also through communication with members of management on matters affecting us.

A description of the fees paid to the directors and members of the Audit Committee, Compensation Committee and Governance Committee can be found under “Executive Compensation - Director Compensation”, herein.

Stockholders may communicate with the Board, including the non-management directors, by sending a letter to the Board of Directors of AAON, Inc., c/o Corporate Secretary, 2425 South Yukon, Tulsa, Oklahoma 74107. The Corporate Secretary has the authority to disregard any inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit the correspondence to the Board or to any specific director to whom the correspondence is directed.

We encourage all of our directors to attend AAON’s annual meeting of stockholders and all current Board members attended the 2016 annual meeting.

Committee Structure

Currently, the Board has a standing Audit Committee, Compensation Committee and Governance Committee to assist the Board in carrying out its functions. The Board has determined that each of the Chairmen, as well as all committee members are independent under applicable NASDAQ and SEC rules for committee memberships. The members of the committees are shown in the table below, followed by a brief description of each committee.

Director	Audit Committee	Compensation Committee	Governance Committee

Angela E. Kouplen	Member	Member	--
Paul K. Lackey, Jr.	Member	--	Chairman
A.H. McElroy II	--	Chairman	Member
Jack E. Short	Chairman	--	Member

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Among other things, the Audit Committee is responsible for: selecting and retaining our independent public accountants; preapproving the engagement of the independent accountants for all audit-related services and permissible, non-audit related services; reviewing in advance the scope and focus of the annual audit; and reviewing and discussing with management and the auditors our financial reports, the audited financial statements, the auditor's report, the management letter and the quality and adequacy of our internal controls. The Board has determined that the Chairman and the other Audit Committee members are independent under applicable NASDAQ and SEC rules for Audit Committee memberships. The Audit Committee is governed by a written charter, a copy of which is available on our website, at www.aaon.com. The “Audit Committee Report” for year 2016 is set forth below. The Audit Committee met a total number of four times during 2016 and the Chairman and each committee member participated in 75% or more of the total number of Audit Committee meetings.

The Board has determined that Mr. Short qualifies as an “audit committee financial expert” as defined by applicable SEC rules and that each member of the Audit Committee meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 5605(c) of the NASDAQ Stock Market Listing Standards.

The responsibilities of the Compensation Committee, as set forth in its charter, include the direct responsibility and authority to review and approve our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, to evaluate the performance of such officers in accordance with the policies and principles established by the Compensation Committee and to determine and approve, either as a Committee, or (as directed by the Board) with the other “independent” Board members (as defined by the NASDAQ listing standards), the compensation level of the Chief Executive Officer and the other executive officers. The Compensation Committee is composed of the two non-employee directors, named in the table above, each of whom is “independent” as defined by applicable NASDAQ and SEC rules for committee memberships. The Compensation Committee is governed by a written charter, a copy of which is available on our website, at www.aaon.com. The Compensation Committee met a total of four times during 2016 and the Chairman and each committee member participated in 75% or more of the total number of Compensation Committee meetings.

The responsibilities of the Governance Committee include proposing to the Board a slate of nominees for election by the stockholders at the Annual Meeting, and maintaining a list of prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in the Board composition requirements. The Committee is also charged with reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition. The Board has determined that the Chairman and all Governance Committee members are independent under applicable NASDAQ and SEC rules for committee memberships. The Governance Committee met a total of four times during 2016 and the Chairman and each committee member participated in 75% or more of the total number of Governance Committee meetings.

Our Bylaws also provide that a stockholder may nominate a director for election at an annual meeting if written notice is given to us not less than 60 and not more than 90 days in advance of the anniversary date of the immediately preceding annual meeting.

If and when new vacancies occur in the future, the Board will consider director nominees recommended by stockholders, in accordance with our Bylaws. The Board does not have a formal policy regarding the consideration of, procedures to be followed by, minimum qualifications of or process for identifying or evaluating nominees recommended by stockholders.

Among the criteria developed by the Governance Committee for qualification for director nominees as well as director retention, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of a director. The Governance Committee considers whether the candidate is independent under the standards described below under “Director Independence.” In addition, the Governance Committee considers all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include: a candidate’s age, professional and educational background, reputation, industry knowledge and business experience and relevance to the Company and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; and the candidate’s ability to fulfill responsibilities as a director and as a member of one or more of our standing Board committees. Although the Board does not have a formal diversity policy for Board membership, the Governance Committee considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, ethnicity, geography and professional experience.
Nomination of a candidate is not based solely on the factors noted above. When current Board members are considered for nomination for re-election, the Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for Board membership. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide an appropriate mix of experience, knowledge and abilities to allow the Board to fulfill its responsibilities. The effectiveness of the Board’s skills, expertise and background is also considered as part of each Board and committee annual self-assessment.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions, as well as our other employees and directors. Our code of ethics can be found on our website at www.aaon.com. We will also provide any person without charge, upon request, a copy of such code of ethics. Requests may be directed to AAON, 2425 South Yukon Avenue, Tulsa, Oklahoma 74107, attention Kathy I. Sheffield, or by calling (918) 382-6204.

Transactions with Related Persons

In 2016, we did not enter into any new related party transactions and we do not have any preexisting related party transactions.

Our Code of Conduct guides the Board in its actions and deliberations with respect to related party transactions. Under the Code, conflicts of interest, including any involving the directors or any Named Executive Officers, are prohibited except under any guidelines approved by the Board. Only the Board may waive a provision of the Code of Conduct for a director or a Named Executive Officer, and only then in compliance with all applicable laws, rules and regulations.

Director Independence

The Board has adopted director independence standards that meet and/or exceed listing standards set by NASDAQ. NASDAQ has set forth six applicable tests and requires that a director who fails any of the tests be deemed not independent. The Board has affirmatively determined that Ms. Kouplen and Messrs. Short, Lackey, and McElroy are independent, and that, if elected, Mr. LeClair will also qualify as independent under the Company's guidelines and independence standards of NASDAQ and the SEC. Messrs. Asbjornson and Fields do not qualify as independent under the standards set forth below.

Our director independence standards are as follows:

It is the policy of the Board that a majority of the members of the Board consist of directors independent of AAON and our management. For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with AAON or its affiliates or any member of the senior management of AAON or his or her affiliates. In making this determination, the Board applies, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations as outlined by the NASDAQ listing standards, the following standards, which it may amend or supplement from time to time:

▪
A director who is, or has been within the last three years, one of our employees, or whose immediate family member is, or has been within the last three years a Named Executive Officer, cannot be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

▪
A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and benefits under a tax-qualified retirement plan, or non-discretionary compensation for prior service (provided such compensation is not contingent in any way on continued service), cannot be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee will not be considered in determining independence under this test.

▪
A director who (A) is, or whose immediate family member is, a current partner of a firm that is our external auditor; (B) is a current employee of such a firm; or (C) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time cannot be deemed independent.

▪
A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present Named Executive Officers at the time serves or has served on that company’s compensation committee cannot be deemed independent.

▪
A director who is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000 or 5% of such other entity’s consolidated gross revenues, other than payments arising solely from investments in AAON’s securities or payments under non-discretionary charitable contribution matching programs, cannot be deemed independent.

For purposes of the independence standards set forth above, the terms:

▪	“affiliate” means any consolidated subsidiary of AAON and any other company or entity that controls, is controlled by or is under common control with AAON;

▪	“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act, as amended; and

▪
“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, death or incapacitation.

In addition to the director independence standards set forth above, the Board also requires the Chairs and all other committee members to satisfy the heightened independence standards set forth under applicable NASDAQ and SEC rules for committee memberships. In connection with its assessment of the independence of the directors as set forth above, the Board also determined that our Audit Committee Chair and all other Audit Committee members meet the additional independence standards of NASDAQ and the SEC applicable to members of the Audit Committee.

The Board undertakes an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director is asked to provide the Board with full information regarding the director’s business and other relationships with us and our affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent”. This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, AAON and our affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to any other approval requirements by us.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discusses the material elements of compensation awarded to, earned by or paid to our Named Executive Officers, comprised of our principal executive and principal financial officers, and our other four most highly compensated executive officers.

    For the 2016 fiscal year, our Named Executive Officers were:

Norman H. Asbjornson	Chief Executive Officer
Gary D. Fields	President
Scott M. Asbjornson	Vice President, Finance and Chief Financial Officer
Kathy I. Sheffield	Senior Vice President, Administration and Treasurer
Sam J. Neale	Vice President
Robert G. Fergus	Vice President, Manufacturing

Mr. Norman Asbjornson and Mr. Scott Asbjornson are Named Executive Officers by reason of their positions as the principal executive officer ("PEO") and principal financial officer ("PFO"), respectively, of the Company during 2016. Ms. Sheffield, Mr. Neale and Mr. Fergus are Named Executive Officers as they were our three most highly compensated executive officers (other than our PEO and PFO) who were serving at the end of 2016. Mr. Fields was elected as President by the Board of Directors on November 1, 2016.

Our executive compensation programs are determined and approved by our Compensation Committee, after consideration of recommendations by the principal executive officer, as to the other Named Executive Officers and review and consideration of information from the Compensation Committee's independent compensation consultant. The Compensation Committee, however, uses its own judgment to ultimately make the final decisions concerning compensation paid to our Named Executive Officers.

What We Do	What We Do Not Do
Independent Compensation Consultant: We utilize an independent compensation consultant.	No Change in Control Payments: We do not provide change in control payments.
At-Will Employment: Our executive officers are employed at-will.	No Re-Pricing: We do not permit re-pricing of equity awards without stockholder approval.
Stock Ownership Guidelines: Our directors, executive officers and certain other key employees are subject to robust stock ownership guidelines.	No Golden Parachute Arrangements: We do not have any golden parachute arrangements.
Independent Compensation Committee: Our Compensation Committee is comprised solely of independent directors.	No Tax Gross-Ups: We do not provide tax gross-ups.
Pay for Performance:  Our executive annual cash incentive bonus plan is aligned with stockholder interests by being tied to financial performance goals established in advance by our Compensation Committee.

No Hedging in Company Securities:  Our directors, executive officers and other key employees are prohibited from engaging in hedging transactions, short sales or derivative transactions with respect to AAON securities.

Long-Term Equity Awards: We utilize long-term equity awards in our compensation mix, which are subject to five year vesting periods for executive officers and other employee award recipients.

None of the Named Executive Officers are members of the Compensation Committee. The Compensation Committee has the direct responsibility and authority to review and approve our goals and objectives relative to the compensation of the Named Executive Officers, and to determine and approve (either as a committee or with the other members of our Board who qualify as “independent” directors under applicable guidelines adopted by NASDAQ) the compensation levels of the Named Executive Officers.

Our historical executive compensation programs have intended to achieve two objectives. The primary objective is to enhance our profitability, and thus stockholder value. The second objective is to attract, motivate, reward and retain employees, including executive personnel, who contribute to our long-term success. As described in more detail below, the material elements of our historical executive compensation program for Named Executive Officers include a base salary, annual incentive bonuses, perquisites, Company contributions to AAON’s 401(k) plan, discretionary stock options and restricted stock awards.

We believe that each element of the executive compensation program helps to achieve one or both of the compensation objectives outlined above. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Attempted to be Achieved

Base salary	Attract and retain qualified executives
Motivate and reward executives’ performance
Stay competitive in the marketplace

Bonus compensation	Motivate and compensate executives’ performance
Stay competitive in the marketplace

Perquisites and personal benefits	Attract and retain qualified executives

Equity-based compensation – stock options	Enhance profitability of AAON and stockholder value by
and restricted stock awards	aligning long-term incentives with stockholders' long-term
interests
Attract and retain qualified executives

Retirement benefits – 401(k) and health	Enhance profitability of AAON and stockholder value
savings account	by aligning long-term incentives with stockholders’
long-term interests

As illustrated by the table above, base salary, perquisites and retirement benefits are all primarily intended to attract and retain qualified executives. These are the elements of our historic executive compensation program where the value of the benefit in any given year is not wholly dependent on performance. Base salaries are intended to attract and retain qualified executives as well as being linked to performance by rewarding and/or motivating executives. Base salaries are reviewed annually and take into account: experience and retention considerations; past performance; improvement in historical performance; anticipated future potential performance; and other issues specific to the individual executive. Base salaries also take into account comparable salaries of similarly situated officers of industry peers, as well as the individual responsibilities of our Named Executive Officers. In an effort to attract and retain qualified executives, we emphasize the need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements are generally paid out on a short-term or current basis, e.g., base salary and perquisites, while retirement benefits are generally paid out on a long-term basis.

There are specific elements of the historic executive compensation program that are designed to reward performance and enhance profitability and stockholder value, and, therefore, the value of these benefits is based on performance. Our annual incentive bonus plan is primarily intended to motivate and reward Named Executive Officers’ performance to achieve specific strategies and operating objectives, as well as improved financial performance. Other elements that satisfy the primary objective of executive compensation to enhance profitability and stockholder value are achieved through a combination of short-term or current basis and long-term basis. Our 2007 Long-Term Incentive Plan (“2007 LTIP”), 2016 Long-Term Incentive Plan ("2016 Plan") and 401(k) savings and investment plan each align performance to profitability and stockholder value over a longer term. This mix of short-term and long-term elements allows us to achieve dual goals of attracting and retaining executives, while motivating and rewarding executives to enhance profitability and stockholder value over the long-term.

The Compensation Committee’s philosophy is that the Company should continue to use long-term compensation to align stockholder and executives’ interests and should allocate a portion of long-term compensation to the entire executive compensation package.

The Company has an “at risk” annual incentive bonus program directly tied to overall Company performance. However, even under this structure, we believe that there is little or no likelihood that this compensation program will incentivize any executive officer to take actions for his or her personal enhancement to the detriment or risk of the Company.

We have, from time to time, at the request and for the benefit of the Compensation Committee, retained independent third-party executive compensation consulting companies (which provide no other services to us) to provide general compensation expertise. The Compensation Committee has previously utilized these consulting firms for a comprehensive analysis of compensation for all executive, engineering, sales, marketing, general and administrative positions. These consultants generally gather peer group information and provide the information to the Compensation Committee, which is then used for proper benchmarking of our compensation programs for executives and other employees. The peer group information is utilized by the Compensation Committee to provide reference points to compare our compensation practices against those of other similarly situated publicly traded companies. While the peer group data helps inform the Compensation Committee in its decision making process, the Compensation Committee ultimately makes its determinations based on subjective criteria and reliances on its independent business judgment and experience.

In December 2015, the Compensation Committee engaged a new consultant to serve as the Company's independent compensation advisor and to perform an independent assessment of the compensation levels for our executive officers and non-employee directors. The Compensation Committee began receiving information from this consultant in 2016 and such information is being reviewed and assessed by the Compensation Committee to help inform its recommendations to the Board concerning future compensation of our executive officers and non-employee directors.

In accordance with SEC and NASDAQ rules, the Compensation Committee considered the relationship that the independent compensation consulting firm has had with the Company (which is limited to matters related to the services requested by the Compensation Committee), the members of the Compensation Committee and our executive officers, and determined that no conflicts of interest arose from the work performed by such independent compensation consulting firm.

We provide our stockholders the opportunity to cast an advisory vote (currently once every three years) to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC's compensation disclosure rules. The results of this advisory vote (commonly known as a "say-on-pay proposal"), while not binding on the Company, are taken into account by the Compensation Committee in its determinations regarding the key components, design and implementation of our executive compensation program.

At our 2014 Annual Meeting of Stockholders, the ballot included our say-on-pay proposal. The vote was not binding on the Company, the Board of Directors or the Compensation Committee. Of the votes cast, including abstentions, an overwhelming 89.92% were “FOR” the compensation of the Named Executive Officers. The Compensation Committee was cognizant of this result in its determinations to continue the key components, design and implementation of our executive compensation program.

Proposal No. 3 in this Proxy Statement provides our stockholders an opportunity to again cast an advisory vote to approve the compensation of our Named Executive Officers.

The ballot for our 2014 Annual Meeting of Stockholders also included an advisory vote as to the frequency of future advisory say-on-pay votes. Of the votes cast, including abstentions, 46.90% selected "THREE YEARS" as the frequency for future say-on-pay votes . At a meeting of the Board of Directors immediately following our 2014 Annual Meeting of Stockholders, the Board determined, in light of such advisory vote, to continue including an advisory stockholder say-on-pay proposal every three years.

Proposal No. 4 in this Proxy Statement provides our stockholders an opportunity to again cast an advisory vote as to the frequency of future say-on-pay votes.

2016 Executive Compensation Program Elements

The following discussion, as well as the historical information contained in the tables below, are based upon our historical and current compensation plans as in effect in 2016 and the prior reported years.

Base Salaries

Similar to most companies within the industry, our policy is to pay Named Executive Officers’ base salaries in cash. A significant portion of the executive compensation package is through base salaries. Below is a summary of 2016 base salaries for our Named Executive Officers:

Named Executive Officer	Base Salary
Norman H. Asbjornson	$480,960
Gary D. Fields	$350,000	(1)
Scott M. Asbjornson	$246,220
Kathy I. Sheffield	$246,240
Sam Neale	$205,000
Robert G. Fergus	$197,220
(1) Mr. Fields was elected as President on November 1, 2016. This amount represents his annual salary.

In approving these executives’ salary levels, the Committee took into account certain factors including, recommendations of the principal executive officer (except for himself), benchmark information received from the independent compensation consultant, each executives’ individual experience and responsibilities as well as the Company’s performance.

Annual Cash Incentive Bonuses

We have an “at risk” annual incentive bonus which is intended to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AAON financial goals by:

•	providing the employees designated by the Committee, incentive compensation tied to stockholder interests and goals for the Company;

•	providing competitive compensation (base salary and incentive bonus, based, in part, on salary) to attract, motivate, reward and retain employees who achieve outstanding performance;

•	fostering accountability and teamwork throughout the Company; and

•	contributing to the long-term success of the Company.

At the recommendation of the Compensation Committee, the Board has authorized Mr. Asbjornson, as the CEO, to provide further detailed recommendations on the annual incentive bonus plan and individual objectives within such plan with respect to each other Named Executive Officer, and the CEO will, with the Compensation Committee’s approval, have the authority to increase or decrease the individual annual incentive awards (up to 15%) for each other Named Executive Officer based upon Mr. Asbjornson's evaluation of such officer’s annual objectives.

We believe that the annual incentive bonus should be a substantial component of total compensation and be based upon achievement of AAON’s annual "Opportunity Budget" (which is the Company's budgeted net income before “profit sharing” and income taxes, but after bonus accrual). Incentive compensation opportunities are expressed as a percentage of the executive officer’s base salary multiplied by a bonus factor. The bonus factor is calculated using a formula determined by the Compensation Committee that results in a multiple of the amount by which the Company exceeded (or approached) the Opportunity Budget.

The table below details the results for the fiscal year ended December 31, 2016:

Opportunity Budget	Actual Results	% of Opportunity Budget	Bonus Factor
$81 million	$80.9 million	99.9%	.996676

The eligible bonus amount for Norman H. Asbjornson and the other Named Executive Officers in 2016 are shown in the chart below:

Name	Eligible % of Base Salary
Norman H. Asbjornson	75%
Gary D. Fields	50%
Scott M. Asbjornson	35%
Kathy I. Sheffield	35%
Sam Neale	35%
Robert G. Fergus	35%

In the event the Company’s performance exceeds the level necessary for our Named Executive Officers to earn a bonus under the annual cash incentive bonus plan, the Board has the discretion (with the advice of the Compensation Committee) in the case of Norman H. Asbjornson, and Mr. Asbjornson has the discretion in the case of the other Named Executive Officers, to increase or decrease the bonus amount earned by each Named Executive Officer up to 15% based on how such individual has performed in relation to his or her annual objectives. For 2016, Norman H. Asbjornson received a decrease of approximately 2.4% of his preliminary bonus amount based upon the Board's evaluation of the overall performance of the other Named Executive Officers, Mr. Asbjornson recommended, and the Compensation Committee and Board approved, discretionary increases of approximately 9.0% for each of Messrs. Neale and Fergus based upon their significant involvement in getting the Company's new water-source heat pump product line established.

As an example, the calculation for Norman H. Asbjornson is detailed below:

Base Salary	Eligible % of Base Salary	Bonus Factor	Preliminary Bonus	Adjustment	Total Annual Incentive Bonus Amount
$480,960	75%	.996676	$359,521	$(8,715)	$350,806

For the year ended December 31, 2016 annual incentive cash bonuses were accrued as of December 31, 2016 and paid March 3, 2017 to all of our Named Executive Officers as follows:

Name	Preliminary Bonus	Adjustment	Total Annual Incentive Bonus Amount
Norman H. Asbjornson	$359,521	$(8,715)	$350,806
Gary D. Fields (1)	$26,834	$—	$26,834
Scott M. Asbjornson	$85,891	$—	$85,891
Kathy I. Sheffield	$85,898	$—	$85,898
Sam Neale	$71,511	$6,436	$77,947
Robert G. Fergus	$68,797	$6,192	$74,989
(1) Mr. Fields annual incentive cash bonus was pro-rated based upon his election as President on November 1, 2016.

The annual incentive bonus is reported in the following columns of the "Summary Compensation Table" for each Named Executive Officer, the “Bonus” column, for the adjustment portion, and the "Non-Equity Incentive Plan Compensation" column, for the preliminary calculated annual incentive bonus portion.

Perquisites

We provide some Named Executive Officers with certain perquisites and personal benefits, including automobile related expenses. We utilize certain tax advantages associated with perquisites and personal benefits as a way to provide additional annual compensation that supplements base salaries and bonus opportunities granted to Named Executive Officers. Perquisites are reported in the “All Other Compensation” column of the “Summary Compensation Table” for each Named Executive Officer if applicable and if reporting threshold requirements were met.

Equity-Based Compensation

Our policy is that the Named Executive Officers’ long-term compensation should be directly linked to enhancing profitability and value provided to our stockholders. Accordingly, the Compensation Committee grants equity awards under our 2007 LTIP and 2016 Plan designed to link an increase in stockholder value to compensation. Such grants are largely based upon the recommendation of the principal executive officer (except as to himself) based on the Named Executive Officer’s performance in the prior year and his or her expected future contribution to our performance.

Historically, the Company has not based executive officer equity compensation decisions on pre-established performance targets or other quantitative criteria, as many of the applicable operational and financial performance measures which affect Company profitability (and stockholder value) are contingent upon a combination of general economic factors, e.g., raw material prices, which are beyond the control of any individual. However, positive overall Company performance (from both a financial as well as stock price stand point) is a primary element associated with the grant of equity-based compensation to the executive officers as a group. When determining the total value of compensation provided to our executive officers, our Compensation Committee, with the advice of our CEO, evaluates various aspects of Company performance in light of general economic conditions, as well as comparison of the Company performance against similar competitors in the industry. Performance elements considered may include cost containment initiatives, product and marketing development, risk management, or successful completion of major capital projects including production line enhancements. These elements have not been specifically weighted in determining the amount of the equity incentive awards because the relative importance of each element may change from time to time and the responsibilities of each executive officer, as they contribute to the achievement of any particular objective, may vary.

As part of the annual review of officer compensation, the Compensation Committee has reviewed an analysis prepared by an independent consultant for Total Shareholder Return ("TSR"). The Company's TSR performance was above the median on a one, three, and five-year basis, when compared to the median of our 4-digit GICS (2010) industry and S&P 600 index peers. The Committee believes this helps demonstrate that while equity awards are not tied to pre-established performance measures or other quantitative criteria, the Committee believe the equity awards have been successful in helping drive shareholder value.

Factors considered when determining any specific equity-based award include:

•	the responsibilities of the executive officer;

•	the scope, level of expertise and experience required for the executive officer’s position and the period during which the officer has performed these responsibilities;

•	the strategic impact of the officer’s position; and

•	the potential future contribution of the officer.

For financial statement purposes, stock option and restricted stock award grants are valued using the Black-Scholes Model in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and are calculated as a part of the executive compensation package for the year based on the amount of requisite service period served. The grant date fair value of the options as determined under generally accepted accounting principles is shown in the “Summary Compensation Table” below. Non-qualified stock options and restricted stock awards for Named Executive Officers and other key employees generally vest ratably over five years. The Compensation Committee believes that these awards encourage Named Executive Officers to continue to use their best professional skills and to retain Named Executive Officers for longer terms.

Awards are granted to new key employees on their hire date. Other grant date determinations are made by the Compensation Committee, which are based upon the date the Committee met and proper communication was made to the Named Executive Officer or key employee as defined in the definition of grant date by FASB ASC Topic 718. Stock option exercise prices are equal to the value of AAON stock on the close of business on the determined grant date. We have no program or practice to coordinate timing of grants with release of material, nonpublic information.

The aggregate amount of stock compensation expense as determined under ASC Topic 718, Compensation - Stock Compensation, for 2016, 2015 and 2014 with respect to outstanding options and restricted stock awards granted to the Named Executive Officers is shown in the “Summary Compensation Table” below. The grant date fair value of the options and restricted stock awards granted to the Named Executive Officers in 2016, 2015 and 2014 as determined under FASB ASC Topic 718 for purposes of our financial statements is shown in the “Grants of Plan-Based Awards Table” below. The “Grants of Plan-Based Awards Table” below provides additional detail regarding the options and restricted stock awards granted to Named Executive Officers in 2016, 2015 and 2014, including the vesting and other terms that apply to the options and restricted stock awards.

Equity Ownership Guidelines

The Board approved stock ownership guidelines for directors, executive officers and other key employees in order to further align the interest of our directors and executive officers with those of our stockholders. Our equity ownership guidelines are as follows:

•
Amount of Ownership: determined as a multiple of the individual’s base salary or a specified dollar value, as noted below. These amounts represent the minimum amount of AAON stock an individual should seek to acquire and maintain:

Directors	$150,000 worth of AAON Stock
CEO	5 times base salary
Other executive officers/certain key employees	3 times base salary

•
Timing: Directors and the CEO have five years from the date of hire, promotion or election (as the case may be) to acquire the ownership levels set forth above, which they are expected to retain during their tenure with the Company in such position. The other executive officers and key employees subject to the equity ownership guidelines are required to build equity positions reaching the appropriate level beginning with any equity-based award issued to them by the Company after June 23, 2015.

•	Eligible Forms of Equity to Determine Value:

◦	Shares actually owned by the individual will be valued at market value if the individual provides documentation of such ownership (excluding any shares held in the Company's 401(k) plan).

◦	Unvested restricted stock awards are valued at the grant date fair value under generally accepted accounting principles.

◦	Potentially exercisable stock options are valued at the grant date fair value under generally accepted accounting principles.

As of March 20, 2017, all current non-employee directors, except Angela Kouplen (who has until May of 2020 to meet the guidelines), satisfy the ownership requirements. Since Mr. Norman Asbjornson and Mr. Fields are executive officers of the Company (in addition to being directors), they must each comply with the equity ownership guidelines applicable to their respective officer positions. As of March 20, 2017, Mr. Norman Asbjornson satisfied the requirements and all of our remaining executive officers have met the equity ownership guidelines, with the exception of Mr. Fields, who was appointed to President of AAON in November of 2016.

Policy Against Hedging Stock

We prohibit our directors, officers and other key employees from engaging in short sales or from hedging transactions that are designed to hedge or offset a decrease in market value of such person’s ownership of the Company's securities. We also prohibit puts, calls or other derivative securities concerning the Company's securities. We prohibit such conduct since doing so would result in the individual no longer being exposed to the full risks of ownership which may weaken the alignment with the objectives of the Company’s stockholders.

Additionally, our directors, officers and other key employees may not hold their Company securities in a margin account.

Retirement Benefits - Defined Contribution Plan, 401(k) and Health Savings Account

We sponsor a defined contribution plan (the "Plan”). Eligible employees may make contributions in accordance with the Plan and IRS guidelines. In addition to the traditional 401(k), eligible employees are given the option of making an after-tax contribution to a Roth 401(k) or a combination of both. The Plan provides for automatic enrollment and for an automatic increase to the default deferral percentage at January 1st of each year and each year thereafter. Eligible employees are automatically enrolled in the Plan at a 6% deferral rate and currently contributing employees' deferral rates are increased to 6% each year, unless their current rate is above 6% or the employee elects to decline the automatic enrollment or increase.

Effective October 1, 2013, the Plan was amended such that the Company contributed 3% of eligible payroll to the Plan for each employee and matched 100% up to 6% of employee contributions of eligible compensation.  The additional 3% Company contribution, a Safe-Harbor contribution, vested over two years.

Effective January 1, 2016, the Plan was amended such that the Company presently matches 175% up to 6% of employee contributions of eligible compensation. The Company no longer contributes 3% of eligible payroll to the Plan for each employee. The Company has ceased paying administrative expenses for the Plan, and expenses are now paid for by Plan participants. Additionally, Plan participant forfeitures are used to reduce the cost of the Company contributions. We contribute in the form of cash and direct the investment to shares of AAON stock. Employees are 100% vested in salary deferral contributions and vest 20% per year at the end of years two through six of employment in employer matching contributions.

The amounts contributed by us to each Named Executive Officer under the 401(k) plan are based on actual contributions and the base salary, bonus and equity compensation of the employee, and are reported in the “All Other Compensation” column of the “Summary Compensation Table” for each Named Executive Officer, if applicable, and if the threshold reporting requirements were met. Our employees participate in a high-deductible heath savings plan wherein they open a Health Savings Account. We previously provided a match of approximately 25% for employee contributions to their Health Savings Account. Effective October 1, 2014, we changed our matching and matched 100% of employee contributions to their Health Savings Account. Effective January 1, 2016, we changed our matching and now match 175% of employee contributions to their Health Savings Account.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K. Based upon this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

A.H. McElroy II, Chairman
Angela E. Kouplen, Member

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in any such filing.

Compensation Committee’s Interlocks and Insider Participation

No member of the Compensation Committee is or has been a former or current Named Executive Officer of AAON or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our Named Executive Officers identified herein served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity.

Compensation of Named Executive Officers

The “Summary Compensation Table” set forth below should be read in connection with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards Table”, and the description of the material terms of the nonqualified options and restricted stock awards granted in 2016, 2015 and 2014 that follows it, provide information regarding the long-term equity incentives awarded to Named Executive Officers in 2016, 2015 and 2014 that are also reported in the “Summary Compensation Table”. The “Outstanding Equity Awards at Fiscal Year End Table” and “Option Exercises and Stock Vesting Table” provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

We did not have any pension plans, non-qualified deferred compensation plans or severance, retirement, termination, written or unwritten constructive termination or change in control arrangements for any of our Named Executive Officers for the year ended December 31, 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

Norman H. Asbjornson CEO	2016	480,960	(8,715)	(7)	782,817	320,497	359,521	(7)	92,977	(2)	2,028,057
	2015	480,960	51,065		988,748	413,193	340,433		99,779	(2)	2,374,178
	2014	449,670	37,717		1,062,200	—	612,283		85,560	(2)	2,247,430

Gary D. Fields (8) President	2016	45,769	—	(7)	157,243	60,377	26,834	(7)	58,822	(8)	349,045
	2015	—	—		118,501	—	—		33,379	(8)	151,880

Scott M. Asbjornson Vice President, Finance and CFO .	2016	246,220	—	(7)	130,609	65,167	85,891	(7)	32,135	(3)	560,022
	2015	246,220	12,200		101,241	48,201	81,330		37,112	(3)	526,304
	2014	232,895	22,199		181,707	—	147,987		24,650	(3)	609,438

Kathy I. Sheffield Senior Vice President, Administration/Treasurer	2016	246,240	—	(7)	130,609	65,167	85,898	(7)	22,473	(4)	550,387
	2015	246,240	12,201		101,241	48,201	81,337		35,962	(4)	525,182
	2014	229,782	10,951		182,001	—	146,009		24,799	(4)	593,542

Sam J. Neale, Vice President	2016	205,000	6,436	(7)	82,923	41,363	71,511	(7)	25,951	(5)	433,184
	2015	205,000	10,157		84,280	40,126	67,715		31,873	(5)	439,151
	2014	179,967	17,153		140,023	—	114,356		17,924	(5)	469,423

Robert G. Fergus Vice President, Manufacturing	2016	197,220	6,192	(7)	60,135	30,047	68,797	(7)	24,150	(6)	386,541
	2015	197,220	9,772		81,120	38,621	65,145		35,962	(6)	427,840
	2014	192,565	—		152,646	—	122,361		23,615	(6)	491,187

(1) See discussion of assumptions made in valuing these awards in the notes to our financial statements. The values reflect grant date fair value of awards. Compensation costs are recognized for option and restricted stock awards over their requisite service period.

(2) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $27,825, $33,488 and $22,312 in 2016, 2015 and 2014, respectively; (ii) director fees in the amount of $40,000, $40,000 and $38,000 in 2016, 2015 and 2014, respectively; (iii) payment of personal car lease in the amount of $24,501, $24,168 and $23,600 in 2016, 2015 and 2014, respectively; (iv) matching contributions to a Health Savings Account in the amount of $636, $2,123 and $1,648 in 2016, 2015 and 2014, respectively; (v) gift card in the amount of $15 in 2016.

(3) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $27,825, $33,787 and $22,307 in 2016, 2015 and 2014, respectively; (ii) matching contributions to a Health Savings Account in the amount of $4,295, $3,325 and $2,343 in 2016, 2015 and 2014, respectively; (iii) gift card in the amount of $15 in 2016.

(4) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $19,690, $33,787 and $23,385 in 2016, 2015 and 2014, respectively; (ii) matching contributions to a Health Savings Account in the amount of $2,768, $2,175 and $1,414 in 2016, 2015 and 2014, respectively; (iii) gift card in the amount of $15 in 2016.

(5) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $23,819, $28,654 and $17,168 in 2016, 2015 and 2014, respectively; (ii) matching contributions to a Health Savings Account in the amount of $2,132, $3,219 and $756 in 2016, 2015 and 2014, respectively.

(6) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $21,382, $33,787 and $21,967 in 2016, 2015 and 2014, respectively; (ii) matching contributions to a Health Savings Account in the amount of $2,768, $2,175 and $1,648 in 2016, 2015 and 2014, respectively.

(7) These annual incentive cash bonuses were accrued at December 31, 2016 and paid on March 3, 2017.
(8) Mr. Fields was elected as a Director at the May 19, 2015 annual meeting and elected as President on November 1, 2016. Consists of (i) contributions to our 401(k) plan by AAON in the amount of $4,807 in 2016; (ii) director fees in the amount of $54,000 and $33,379 in 2016 and 2015, respectively; (iii) gift card in the amount of $15 in 2016.

We award stock incentives to key employees and the Named Executive Officers either on the initial date of employment or due to performance incentives throughout the year. The 2016, 2015 and 2014 grants to Named Executive Officers are reported in the table below. All share numbers and prices have been adjusted to reflect stock splits.

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock/Option Awards

Norman H. Asbjornson	5/24/16	5,062			139,154	(1)
	1/26/16	32,410			643,663	(2)
	1/26/16		34,990	20.92	320,497	(3)
	5/19/15	5,062			118,501	(4)
	2/26/15	38,320			870,247	(5)
	2/26/15		38,320	23.57	413,193	(6)
	5/20/14	49,215			963,137	(7)
	5/20/14	5,062			99,063	(7)

Gary D. Fields	12/1/16	575			18,089	(12)
	12/1/16		6,945	32.70	60,377	(13)
	5/24/16	5,062			139,154	(1)
	5/19/15	5,062			118,501	(4)

Scott M. Asbjornson	1/4/16	6,190			130,609	(8)
	1/4/16		6,680	22.15	65,167	(9)
	1/2/15	4,805			101,241	(10)
	1/2/15		4,805	21.93	48,201	(11)
	5/20/14	9,285			181,707	(7)

Kathy I. Sheffield	1/4/16	6,190			130,609	(8)
	1/4/16		6,680	22.15	65,167	(9)
	1/2/15	4,805			101,241	(10)
	1/2/15		4,805	21.93	48,201	(11)
	5/20/14	9,300			182,001	(7)

Sam J. Neale	1/4/16	3,930			82,923	(8)
	1/4/16		4,240	22.15	41,363	(9)
	1/2/15	4,000			84,280	(10)
	1/2/15		4,000	21.93	40,126	(11)
	5/20/14	7,155			140,023	(7)

Robert G. Fergus	1/4/16	2,850			60,135	(8)
	1/4/16		3,080	22.15	30,047	(9)
	1/2/15	3,850			81,120	(10)
	1/2/15		3,850	21.93	38,621	(11)
	5/20/14	7,800			152,646	(7)

(1) The fair value of these shares is $27.49 per share based on the market value of the Company's stock reduced by the present value of dividends. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(2) The fair value of these shares is $19.86 per share based on the market value of the Company's stock reduced by the present value of dividends. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(3) The fair value of these shares is $9.16 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(4) The fair value of these shares is $23.41 per share based on the market value of the Company's stock reduced by the present value of dividends. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(5) The fair value of these shares is $22.71 per share based on the market value of the Company's stock reduced by the present value of dividends. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(6) The fair value of these shares is $10.78 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(7) The fair value of these shares is $19.57 per share based on the market value of the Company's stock reduced by the present value of dividends. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(8) The fair value of these shares is $21.10 per share based on the market value of the Company's stock reduced by the present value of dividends. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(9) The fair value of these shares is $9.76 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(10) The fair value of these shares is $21.07 per share based on the market value of the Company's stock reduced by the present value of dividends. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(11) The fair value of these shares is $10.03 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.
(12) The fair value of these shares is $31.46 per share based on the market value of the Company's stock reduced by the present value of dividends. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(13) The fair value of these shares is $8.69 per share based on the Black-Scholes pricing model. See discussion of assumptions made in valuing these awards in the notes to our financial statements.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2016 salaries, bonuses and long-term incentive awards is included in “Executive Compensation”.

Named Executive Officers are not separately entitled to receive dividend equivalent rights with respect to each stock option, however, dividends are paid for restricted stock awards (retroactively upon vesting). Each nonqualified stock option award described in the “Grants of Plan-Based Awards Table” above expires on the tenth anniversary of its associated grant date and vests in equal installments over the course of three years for Board members and five years for executives. Restricted stock awards vest in equal installments over the course of three years for Board members and five years for executives. Awards granted to Norman H. Asbjornson and Gary D. Fields vest over a three-year or five-year period depending on which of their capacities (officer or director) the award relates to.

The following table presents information regarding outstanding equity awards as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)
Norman H. Asbjornson				5/20/14	N/A	1,687(1)	55,755
				5/20/14	N/A	29,529(2)	975,933
				2/26/15	N/A	30,656(3)	1,013,181
	7,664	30,656	23.57	2/26/15	2/26/25
				5/19/15	N/A	3,375(4)	111,544
				1/26/16	N/A	32,410(5)	1,071,150
		34,990	20.92	1/26/16	1/26/26
				5/24/16	N/A	5,062(6)	167,299

Gary D. Fields				5/19/15	N/A	3,375(4)	111,544
				5/24/16	N/A	5,062(6)	167,299
				12/1/16	N/A	575(9)	19,004
		6,945	32.70	12/1/16	12/1/26

Scott M. Asbjornson	4,500	4,500	8.65	5/15/12	5/15/22
				8/13/12	N/A	900(7)	29,745
				5/20/14	N/A	5,571(2)	184,122
				1/2/15	N/A	3,844(8)	127,044
	961	3,844	21.93	1/2/15	1/2/25
				1/4/16	N/A	6,190(5)	204,579
		6,680	22.15	1/4/16	1/4/26

Kathy I. Sheffield	5,000		4.54	3/9/09	3/9/19
	33,750		6.89	5/25/10	5/25/20
	18,000	4,500	8.65	5/15/12	5/15/22
				8/13/12	N/A	900(7)	29,745
				5/20/14	N/A	5,580(2)	184,419
				1/2/15	N/A	3,844(8)	127,044
	961	3,844	21.93	1/2/15	1/2/25
				1/4/16	N/A	6,190(5)	204,579
		6,680	22.15	1/4/16	1/4/26

Sam J. Neale		4,500	8.65	5/15/12	5/15/22
				8/13/12	N/A	900(7)	29,745
				5/20/14	N/A	4,293(2)	141,884
				1/2/15	N/A	3,200(8)	105,760
		3,200	21.93	1/2/15	1/2/25
				1/4/16	N/A	3,930(5)	129,886
		4,240	22.15	1/4/16	1/4/26

Robert G. Fergus	10,800	2,700	8.65	5/15/12	5/15/22
				8/13/12	N/A	900(7)	29,745
				5/20/14	N/A	4,680(2)	154,674
				1/2/15	N/A	3,080(8)	101,794
	770	3,080	21.93	1/2/15	1/2/25
				1/4/16	N/A	2,850(5)	94,192
		3,080	22.15	1/4/16	1/4/26

(1) The restricted stock awards vest ratably over 3 years and will be fully vested in May 2017.
(2) The restricted stock awards vest ratably over 5 years and will be fully vested in May 2019.
(3) The restricted stock awards vest ratably over 5 years and will be fully vested in February 2020.
(4) The restricted stock awards vest ratably over 3 years and will be fully vested in May 2018.
(5) The restricted stock awards vest ratably over 5 years and will be fully vested in January 2021.
(6) The restricted stock awards vest ratably over 3 years and will be fully vested in May 2019.
(7) The restricted stock awards vest ratably over 5 years and will be fully vested in August 2017.
(8) The restricted stock awards vest ratably over 5 years and will be fully vested in January 2020.
(9) The restricted stock awards vest ratably over 5 years and will be fully vested in December 2021.

The following table presents information regarding the exercise of stock options by Named Executive Officers during 2016.

Option Exercises
Name	Option Awards
	Number of Shares Exercised (#)	Valued Realized on Exercise ($)

Norman H. Asbjornson	—	—

Gary D. Fields	—	—

Scott M. Asbjornson	—	—

Kathy I. Sheffield	22,000	522,728

Sam A. Neale	12,050	214,078

Robert G. Fergus	—	—

The following table sets forth information concerning our equity compensation plans as of December 31, 2016.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	410,236	10.57	3,393,534

Equity compensation plans not approved by security holders (2)	--	--	--

Total	—	—	—

(1) Consists of shares covered by the 2007 LTIP, as amended, and the 2016 Plan.
(2) We do not maintain any equity compensation plans that have not been approved by the stockholders.

Director Compensation

Our directors are paid as follows, with all amounts paid on a quarterly basis:

Name	Annual Retainer ($)	Chair Fee ($)	Audit ($)	Compensation ($)	Governance ($)	Total ($)

Jack E. Short	40,000	18,000	Chair	—	7,000	65,000

Paul K. Lackey, Jr.	40,000	12,000	10,000	—	Chair	62,000

A.H. McElroy II	40,000	12,000	—	Chair	7,000	59,000

Jerry R. Levine	40,000	—	—	—	—	40,000

Angela E. Kouplen	40,000	—	10,000	7,000	—	57,000

Under the current director compensation plan, the annual retainer is inclusive of meetings.

In 2007, we adopted a policy of annually making grants of restricted stock to each of our directors. We made our annual grants of restricted stock awards in May 2016, at which time each of Ms. Kouplen and Messrs. N. Asbjornson, Fields, Short, Lackey, Levine and McElroy received restricted stock awards for 5,062 shares of stock, which vest ratably over three years.

The following summarizes our non-employee director compensation for 2016:

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)		Restricted Stock Awards(1) ($)		Stock Options ($)	All Other Comp. ($)		Total ($)

Angela E. Kouplen	34,450	(2)	139,154	(2)	—	—		173,604

Jack E. Short	65,000		139,154	(3)	—	—		204,154

Paul K. Lackey, Jr.	62,000		139,154	(4)	—	—		201,154

A.H. McElroy II	62,000		139,154	(5)	—	—		201,154

Jerry R. Levine	40,000		139,154	(6)	—	61,200	(7)	240,354

(1) The values reflect grant date fair value of awards at $27.49 per share granted on May 24, 2016. Compensation costs are recognized over the requisite service period. See also, the discussion of assumptions made in valuing these awards in the notes to the Company’s financial statements.

(2) Elected to the Board of Directors on May 24, 2016. Director's fees pro-rated based upon election date. As of December 31, 2016, 5,062 shares associated with restricted stock awards were outstanding. Non-qualified options have not been granted during her term as a Board member.

(3) As of December 31, 2016, 10,124 shares associated with restricted stock awards were outstanding. Non-qualified options have not been granted during his term as a Board member.
(4) As of December 31, 2016, 10,124 shares associated with restricted stock awards were outstanding. Non-qualified options have not been granted during his term as a Board member.
(5) As of December 31, 2016, 10,124 shares associated with restricted stock awards were outstanding. Non-qualified options have not been granted during his term as a Board member.
(6)  As of December 31, 2016, 10,124 shares associated with restricted stock awards were outstanding. As of December 31, 2016, 4,500 shares underlying non-qualified options were outstanding in connection with services rendered as a consultant to the Company. These options were granted on June 4, 2013 and vest ratably over 5 years.

(7) Compensation for investor relations consulting services provided to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC, and SEC rules require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of copies of all Section 16(a) forms furnished to us during our most recent fiscal year, the Company believes that all Section 16(a) filing requirements were met during 2016, except that one Form 4 was not timely filed with respect to the sale by Kathy I. Sheffield of 12,369 total shares of AAON Common Stock on December 15, 2016. This transaction was reported on a Form 4 filed by Kathy I. Sheffield on January 3, 2017.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Grant Thornton LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Representatives of GT are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Fees and Independence

Our Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The following services were authorized by the Audit Committee.

Audit Fees. GT billed us an aggregate of $464,625 and $465,375 for professional services rendered for the audits of our financial statements for the years ended December 31, 2016, and 2015, respectively, and reviews of the related quarterly financial statements.

All Other Fees. No other fees were billed by GT to us during 2016 or 2015.

The Audit Committee of the Board of Directors has determined that the provision of services by GT described above is compatible with maintaining GT’s independence as our registered public accounting firm.

Audit Committee Report

To the Board of Directors of AAON, Inc.

The Audit Committee oversees AAON's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. We have reviewed and discussed with management and with the independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2016.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

We have received, reviewed and discussed with Grant Thornton LLP the written disclosures and communications from them required by the Public Company Accounting Oversight Board regarding their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Audit Committee of the Board of Directors:

Jack E. Short, Chairman
Paul K. Lackey, Jr., Member
Angela E. Kouplen, Member

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in any such filing.

OVERVIEW OF PROPOSALS

This Proxy Statement contains four proposals requiring stockholder action. Proposal No. 1 requests the election of two directors to the Board of Directors. Proposal No. 2 requests that stockholders vote to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2017. Proposal No. 3 requests that stockholders vote on a non-binding advisory resolution approving the Company's executive compensation. Proposal No. 4 requests that stockholders vote on a non-binding advisory resolution approving the frequency of future advisory votes on executive compensation.

PROPOSAL NO. 1
Election of Directors

The name of Jack E. Short, current member of the Class II Directors, whose term expires at the 2017 Annual Meeting, has been placed in nomination for re-election to the Board for a term ending in 2020, and Stephen O. LeClair has been nominated for election to the Board as a Class II Director for an initial three-year term ending in 2020, and the persons named in the proxy will vote for their election. Each of Messrs. Short and LeClair have consented to being named in this Proxy Statement and to serve if elected.

The biographical information for all director nominees is contained in the "Directors" section above.

If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

Vote Required

A nominee for director will be elected if a majority of the stockholders voting on the nominee's election vote in favor such nominee's election.

Recommendation of the Board:

The Board unanimously recommends that stockholders vote FOR the election of directors Short and LeClair.

PROPOSAL NO. 2
Ratification of Appointment of Our Independent Registered Public Accounting Firm

The Audit Committee has selected the firm of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017. The Board is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides Stockholders an opportunity to communicate with the Board and Audit Committee concerning an important component of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee may reconsider the selection of that firm as the Company's auditors.

Representatives of Grant Thornton LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions posed by stockholders.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the common shares present, in person or by proxy, and entitled to vote on the proposal.

Recommendation of the Board:

The Audit Committee and Board unanimously recommend a vote FOR the ratification of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL NO. 3
Advisory Vote on Executive Compensation

Our Board is asking our stockholders to vote, on an advisory basis, to approve the compensation of our Named Executive Officers, as disclosed in this Proxy Statement in accordance with SEC rules and Section 14A of the Exchange Act. We recognize the interest our stockholders have in the compensation of our executives and this proposal gives us the opportunity to obtain the views of stockholders on the effectiveness of our executive compensation program. This vote is not intended to address any specific item of compensation, but rather concerns the overall compensation of our Named Executive Officers, and the policies and practices described in this Proxy Statement. Because this vote is advisory, it is therefore not binding on the Company. However, the Board and the Compensation Committee value the opinions of our stockholders, and will consider our stockholders’ views, including what, if any, actions may be appropriate to address any concerns identified through the advisory vote.

At the Company’s 2011 and 2014 annual meetings of stockholders, approximately 99.26% and 89.92% of the votes cast, respectively, supported the Company’s say-on-pay proposal.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board recommends that the stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”
Vote Required

The proposal to approve, on an advisory basis, the compensation of our named executive officers requires the affirmative vote of a majority of the shares that are present at the Annual Meeting in person or by proxy and entitled to vote on this proposal.

Recommendation of the Board:

The Board recommends that stockholders vote FOR Proposal No. 3.

PROPOSAL NO. 4
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

SEC rules and Section 14A of the Exchange Act also enable our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 3 included above in this Proxy Statement. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote be held on Named Executive Officer compensation once every one, two or three years.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency continues to be appropriate for a number of reasons, including:

•	our compensation programs have not historically changed significantly from year to year;

•
we believe our compensation program for Named Executive Officers does not contain any significant risks that might be of concern to our stockholders, as confirmed by a review performed by the Compensation Committee together with management;

•	a longer frequency is consistent with long-term compensation objectives to reward and incentivize long-term performance;

•
the period is similar to, and in most cases shorter than, the vesting periods associated with our long-term compensation awards, which allows stockholders to compare our compensation program against the long-term performance of the Company; and

•
we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for our Compensation Committee and the Board to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Compensation Committee’s actions in context.

For the foregoing reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon and to review our Named Executive Officers’ compensation over the past three fiscal years.

We view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, because they are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

Stockholders are not voting to approve or disapprove the Board’s recommendation. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a different basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

At the Company’s 2011 and 2014 annual meetings of stockholders, approximately 60.00% and 46.90% of the votes cast, respectively, supported the Board’s recommendation of conducting advisory votes on named executive officer compensation once every three years.

Vote Required

This proposal will be determined by a plurality of votes cast, meaning that the option receiving the highest number of votes will be approved, on a non-binding, advisory basis.

Recommendation of the Board of Directors:

The Board recommends a vote for holding the say-on-pay vote once every EVERY THREE YEARS.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2018 Annual Meeting and to be included in our Proxy Statement must be received at the our executive offices, 2425 South Yukon, Tulsa, Oklahoma 74107, no later than December 8, 2017.

However, a stockholder who otherwise intends to present business at the 2018 Annual Meeting of stockholders, including nominations of persons to our Board of Directors, must also comply with the requirements set forth in our Bylaws. The Bylaws state, among other things, that to bring business before an annual meeting or to nominate a person for our Board of Directors, a stockholder must give written notice that complies with the Bylaws to the Secretary of AAON not less than 60 days nor more than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Thus, a notice of a stockholder proposal or nomination for the 2018 Annual Meeting of stockholders, submitted other than pursuant to Rule 14a-8 of the Exchange Act, as amended, will be untimely if given before February 23, 2018, or after March 25, 2018. As to any such proposals, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed between February 23, 2018 and March 25, 2018. Even if proper notice is received on a timely basis, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter to the extent permitted under Rule 14a-4(c)(2) of the Exchange Act.

OTHER MATTERS

The Board knows of no business to be brought before the 2017 Annual Meeting other than as set forth above. If others matters properly become before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their judgment.

By Order of the Board of Directors

Norman H. Asbjornson
Tulsa, Oklahoma	CEO
April 4, 2017

AAON, INC.
Annual Meeting of Shareholders
May 16, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of AAON, Inc., a Nevada corporation, hereby constitutes and appoints Luke A. Bomer and Norman H. Asbjornson, and each of them, with full power of substitution, as attorneys and proxies to appear and vote all shares of stock of the Company standing in the name of the undersigned, at the Annual Meeting of Stockholders of the Company to be held at 2440 South Yukon Avenue, Tulsa, Oklahoma, on Tuesday, May 16, 2017, at 10:00 A.M. (Local Time), and at any adjournment thereof, with all powers that the undersigned would possess if personally present, hereby revoking all previous proxies.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for directors and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Address Change:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR All Nominees in Proposal 1:	For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 3:	For	Against	Abstain
1. Election of Directors for a term ending in 2020:				3. Proposal to approve, on an advisory basis, a resolution on the compensation of AAON's named executive officers as set forth in the Proxy Statement.	☐	☐	☐
01 Jack E. Short	☐	☐	☐

02 Stephen O. LeClair	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2:	For	Against	Abstain	The Board of Directors recommends a vote for 3 YEARS on Proposal 4:	3 years	2 years	1 year	Abstain
2. Proposal to ratify Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017	☐	☐	☐	4. Proposal to approve, on an advisory basis, the frequency at which AAON should seek an advisory vote regarding the compensation of AAON's named executive officers.	☐	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date